Exhibit 10.7

UNITED NATURAL FOODS, INC.
2012 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED VESTING RESTRICTED SHARE AWARD AGREEMENT
This Performance-Based Vesting Restricted Share Award Agreement (this “Agreement”) effective as of __________ ___, 20__, between United Natural Foods, Inc. (the “Company”) and __________________ (the “Participant”), who is an employee of the Company, evidences a Performance Award denominated in Restricted Shares to the Participant under the United Natural Foods, Inc. 2012 Equity Incentive Plan (as amended from time to time, the “Plan”). Except in the preceding sentence and where the context otherwise requires, the term “Company” shall include the Company and all present and future Subsidiaries. All capitalized terms that are used in this Agreement without definition shall have the meanings set forth in the Plan.
1.Definitions.

(a)	Participant, solely for purposes of this Agreement, means the employee designated above.

(b)	Performance Criteria means the performance targets related to one or more performance goals specified in Section 4 of this Agreement.

(c)	Performance Period means the period beginning on _______ __, _____ and ending on ______ __, ____.

(d)
Restricted Share means one Share of the Company's common stock, par value $0.01 per share, registered to Participant and evidenced by a “book entry” in the records of the Company or its designated agent in the name of the Participant, which shall remain subject to the forfeiture and transfer restrictions set forth in Section 3(a) at all times until the forfeiture restrictions with respect to such Restricted Share lapses pursuant to Section 3(b), (c), or (d).

2.Grant of Restricted Shares. In consideration of services rendered and agreed to be rendered, the Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan, ________ Restricted Shares (subject to adjustment under Section 4.2 of the Plan)[, provided that, to the extent that the Participant vests in greater than one hundred percent (100%) of the Restricted Shares (as provided in Section 4 of this Agreement), additional Restricted Shares will be issued to the Participant. For purposes of clarity and the avoidance of doubt, the actual number of Restricted Shares that vest shall be equal to __________ times the applicable percentage set forth on Exhibit A, which may result in a higher or lower number of Restricted Shares than the ________ targeted Restricted Shares. The maximum number of Restricted Shares that may vest is subject to the limitation in Section 11.3 of the Plan.]

3.Vesting.

(a) Unless and until the Performance Criteria have been satisfied as set forth in Section 3(b) with respect to Restricted Shares, or the Restricted Shares otherwise vest pursuant to Section 3(c) or (d), (i) the Participant shall not be entitled to delivery of stock certificates evidencing the Restricted Shares, (ii) any book-entry confirmations evidencing the Restricted Shares shall bear a legend setting forth the restrictions imposed thereon, (iii) the Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and (iv) the Participant's rights to Restricted Shares shall be forfeitable as provided in this Section 3.

(b) To the extent that the Performance Criteria under Section 4 of this Agreement have been satisfied as of the last day of the Performance Period, the Participant shall vest in the number of Restricted Shares awarded under this Agreement, as calculated in accordance with Section 4, and the Participant's rights to such vested Restricted Shares shall become nonforfeitable as of the last day of the Performance Period, subject to Section 3(e) below. [Except as provided in Section [3(c) or (d) below,] to the extent that such Performance Criteria have not been satisfied as of the last day of the Performance Period, any Restricted Shares awarded under this Agreement that do not vest, as calculated in accordance with Section 4, shall be forfeited by the Participant and all rights of the Participant to such unvested Restricted Shares shall terminate without further obligation on the part of the Company.] Prior to the lapse of the restrictions set forth in Section 3(a), the Committee shall certify in writing (which may be set forth in the minutes of a meeting of the Committee) the extent to which the Performance Criteria and all other material terms of this Agreement have been met.

(c) [In the event the Participant dies or terminates employment on account of a Disability before the end of the Performance Period, the Participant shall vest in the ________ Restricted Shares granted under Section 2 of this Agreement [(and, for the avoidance of doubt, no additional Restricted Shares in which the Participant may have been entitled to vest in accordance with the Performance Criteria)] and the Participant's rights to such vested Restricted Shares shall become nonforfeitable as of the date of death or termination of employment on account of a Disability.]

(d) [In the event the Participant's employment with or service to the Company or any of its Affiliates is terminated for any reason within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, and before the Restricted Shares have become vested under Section 3(b) or (c), the Participant shall vest in the _______ Restricted Shares granted under Section 2 of this Agreement [(and, for the avoidance of doubt, no additional Restricted Shares in which the Participant may have been entitled to vest in accordance with the Performance Criteria)] and the Participant's rights to such vested Restricted Shares shall become nonforfeitable as of the date on which the Participant's employment with or service to the Company is terminated.]

(e)[Except as provided in Section [3(c) or (d)] above], if the Participant's employment with the Company terminates for any reason prior to the expiration of the Performance Period, all then-unvested Restricted Shares shall be forfeited by the Participant and all rights of the Participant to such unvested Restricted Shares shall terminate without further obligation on the part of the Company.]

4.Performance Criteria. [The Performance Criteria are set forth in Exhibit A to this Agreement.]

5.Lapse of Restrictions. Upon the vesting of Restricted Shares pursuant to Section 3, the Company shall deliver to the Participant (or the Participant's beneficiary or estate) a stock certificate for Shares representing the number of Restricted Shares that have vested free from the restrictions and legend set forth in Section 3(a) (or, in the case of book-entry Shares, a book-entry confirmation free of such restrictions and legend).

6.Rights as a Stockholder. Subject to the restrictions set forth in Section 3(a) [and Section 12], the Participant shall have all rights as a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares.

7.Withholding. The Company's obligation to make payment of vested Restricted Shares shall be subject to the Participant's satisfaction of any applicable federal, state, and foreign withholding obligations or withholding taxes (“Withholding Taxes”), including any employer minimum statutory withholding, and the Participant shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 7. The Participant may satisfy his or her obligation to pay the Withholding Taxes by (i) making a cash payment to the Company in an amount equal to the Withholding Taxes; (ii) having the Company withhold Shares otherwise deliverable to the Participant upon vesting of Restricted Shares; or (iii) delivering to the Company shares of Common Stock already owned by the Participant; provided that in the case of (ii) or (iii) the amount of such Shares withheld or shares of Common Stock delivered shall not exceed the amount necessary to satisfy the Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Participant an amount not to exceed the Withholding Taxes.

8.No Guarantee of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause.

9.Amendment. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, this Agreement and the Restricted Shares, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant or any holder or beneficiary of the Restricted Shares shall not to that extent be effective without the consent of the Participant, holder or beneficiary; and provided further that no consent of the Participant or any holder or beneficiary shall be required for any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination to the extent necessary to conform this Agreement to mandatory provisions of applicable federal or state laws, regulations or rulings, including but not limited to the provisions of Section 409A of the Code necessary to avoid tax penalties to the Participant. The Committee is authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Agreement and the Restricted Shares as set forth in the Plan.

10.Determinations by the Committee. Except as otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or this Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons.

11.Provisions of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan with this Agreement and agrees to be bound by all the terms and provisions of the Plan. This Agreement is governed by the terms of the Plan, and in the case of any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern. This Agreement, read together with the Plan, represents the entire understanding and agreement between the Company and the Participant, and shall supersede any prior agreement and understanding between the parties with respect to the matters contained herein. This Agreement, and any payment in Shares hereunder, shall be subject to any policy of the Company regarding the recoupment or clawback of compensation as in effect at the date of this Agreement.

12.Holding Period. [To the extent that any Shares are delivered upon the vesting of the Restricted Shares, the Participant agrees to hold such Shares and not to dispose of them by sale or other voluntary disposition for a period of three (3) years from the date of vesting, unless such holding period is waived by the Committee in its sole discretion. This Section shall not apply to any Shares that are withheld by the Company to satisfy Withholding Taxes.]

13.Nontransferability of Restricted Shares. Except as otherwise provided in the Plan, the Restricted Shares and this Agreement shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Shares otherwise than as permitted by the Plan and this Agreement shall, at the election of the Company, be null and void. Transfer of the Restricted Shares for value is not permitted under the Plan or this Agreement.

14.Notices. Any notice required or permitted to be given to the Participant under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid. Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company's principal office.

15.Waiver. The waiver by the Company of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

16.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

17.Successors. This Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of the Participant's legal representative. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's heirs, executors, administrator and successors.

18.Electronic Communication. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer of the Company, and the Participant has accepted and signed this Agreement, all on the day and year first mentioned above.

UNITED NATURAL FOODS, INC.

By:
Name:	Mark E. Shamber
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Grantee:

EXHIBIT A
Performance criteria
[To be determined.]